EXHIBIT 13


                                                             CONFORMED COPY

                SECOND AMENDMENT TO MASTER SERVICE AGREEMENTS

               This Second Amendment to the Master Service
          Agreements ("Amendment") is effective as of the date of purchase of shares of stock of Marion Merrell Dow Inc., a Delaware corporation with its principal place of business in Kansas City, Missouri ("MMD"), owned by The Dow Chemical Company, a Delaware corporation with its principal place of business in Midland, Michigan ("DOW"), by H Pharma Acquisition Corp., a Delaware corporation (the "Effective Date"). This Amendment is by and among MMD, DOW and Merrell Dow Pharmaceuticals Inc., a Delaware corporation with its principal place of business in Cincinnati, Ohio and a wholly-owned subsidiary of MMD ("MDPI").

               WHEREAS, MMD and MDPI each made a Master Service
          Agreement dated as of December 2, 1989 with DOW, which Master Service Agreements were amended by the parties in amendments dated January 1, 1992 and May 3, 1995;

               WHEREAS, MMD, MDPI and DOW desire to clarify rights and obligations associated with research and development services provided by DOW under the Master Service
          Agreements; and

               WHEREAS, MMD, MDPI and DOW desire to modify the notice of termination provisions, the duration of certain services and clarify the compensation to be owed to DOW for all services performed under the Master Service Agreements.

          MMD, MDPI and DOW agree as follows:

          1.   This Amendment adopts the terms "Dedicated
          Facilities" and "Midland Facility" as those terms are defined in the Manufacturing Agreement between MDPI and DOW dated April 1, 1992, as amended ("Manufacturing
          Agreement").

          2. "Research Services" means the research and development services described in Section 2(e) of the Master Service Agreement between DOW and MDPI at the Midland Facility. The Research Services shall include but not be limited to the following types of activity:
          (a) supply of bulk drug substances for pre-clinical and clinical testing; (b) lab and pilot plant capability; (c) raw material source identification and qualification in conjunction with MMD personnel; (d) process experience to establish drug substance specifications; (e) process development information to support process registration;
          (f) in process analytical development and quality control methods; (g) support for the writing of INDs, DMFs and NDAs; (h) status reports on a quarterly basis; (i) technical and research and development reports on a quarterly basis; (j) technical and research and development reports on a project; (k) other services reasonably required to support a project or as may be agreed to by the parties. It is the intent of the parties that the Research Services shall be of a similar nature to those process development and research services provided by DOW to MDPI under the Master Service Agreement immediately prior to the date of this Amendment.

          3.   For Research Services only, the term provided for in
          Section 1 of the Master Service Agreement between MMD and DOW and Section 1(a) of the Master Service Agreement between MDPI and DOW shall be amended to extend until June 30, 2000. This term as applied to Research Services shall be automatically extended for two additional one year periods through June 30, 2002, unless otherwise terminated according to this Amendment. Either MMD or MDPI, respectively, or DOW may terminate the respective Master Service Agreement as applied to Research Services at the end of a term by giving the other party three years' prior written notice of termination. The shorter termination notice provision for individual services stated in the January 1, 1992 Amendment to Master Service Agreements does not apply to Research Services. MDPI may add or discontinue projects in the ordinary course of business as has been the practice of MDPI prior to the date of this Amendment.

          4. For Research Services only, until notice of termination is given, the fixed annual amount as described in Section 4(a) of the Master Service Agreement between MDPI and DOW may not decline by more than fifteen percent per calendar year from the level existing the prior calendar year. The 1995 fixed annual amount shall be adjusted pro rata by paragraph 5 below. The first calendar year the fixed annual amount may decline is 1996. After notice of termination, the fixed annual amount may not decline by more than fifteen percent per year the first year and twenty-five percent per year the second year. There is no limit on the decline of the fixed annual amount for the final year.

          5. For all services, including Research Services, performed after the Effective Date under the Master Service Agreements, MMD and MDPI shall reimburse DOW 130 percent of the amount calculated according to Section 4 of the Master Service Agreement between MDPI and DOW. The parties confirm, however, that there is no 30% surcharge on the cost of raw materials purchased by Dow for MMD or MDPI.

          6. Upon termination of the Research Services, MMD and MDPI must sell to DOW and DOW must buy from MMD and MDPI all physical assets owned by either MMD or MDPI which are located in the Midland Facility other than the Dedicated Facilities ("Research Facilities"). The Research Facilities include MMD or MDPI assets that DOW, as of April 1, 1995, directly uses to provide Research Services. The purchase price for the Research Facilities is to be sixty percent of the residual book value of the Research Facilities at the time the Research Services portion of both Master Service Agreements are terminated. The purchase price shall be paid by DOW to MDPI. For the purpose of making this calculation, the parties agree that as of April 1, 1995 the book value of the Research Facilities (assuming and including completion of projects in progress) was $30,500,000. The parties agree that the residual book value of the Research Facilities shall be based on a 10 year straight line depreciation from April 1, 1995. Any capital spent by MMD or MDPI (other than capital for the completion of projects in progress on April 1, 1995) to maintain, improve or add to the Research Facilities shall be either MMD's or MDPI's responsibility, and DOW shall have no obligation to pay additional sums of money for the Research Facilities unless otherwise agreed in writing. Therefore, assuming completion of projects in progress on April 1, 1995 and assuming termination of the Research Services on June 30, 2000, then DOW will pay to MDPI $9,150,000 for the Research Facilities. The Research Facilities will be sold as is, where is, and with a warranty that the facilities are free and clear of any lawful security interests or liens but with no other warranties.

          7. MMD, MDPI and DOW may decide to extend the Research Services relationship addressed in this Amendment. To the extent that the parties have negotiations regarding an extension of the term of the Research Services portion of the Master Service Agreements, DOW agrees to include in those discussions the possibility of paying an increased percentage of the residual book value of the Research Facilities at the end of the extended term. DOW and MDPI shall mutually agree upon appropriate compensation prior to DOW being permitted by MDPI to use the Research Facilities for DOW's own purposes (during the term of the Research Services portion of the Master Service Agreement between MDPI and DOW) unrelated to the Research Services.

          8. The parties agree that to the extent this Amendment is inconsistent with the Ground Lease between MDPI and DOW dated April 1, 1992 ("Ground Lease"), this Amendment supersedes the Ground Lease. Upon DOW's purchase of the Research Facilities, the parties agree that the Ground Lease simultaneously terminates to the extent that it applies to the Research Facilities. Notwithstanding the foregoing, MDPI shall not be released from its obligations under Article XIV of the Ground Lease regarding the Research Facilities except that MDPI shall be relieved of any responsibility under Article XIV(a) to remove, demolish, and dispose of any Buildings and Equipment; and DOW shall not be released from its obligations under Article XVIII of the Ground Lease.

          9. Except as modified herein, all of the other terms and conditions of the Master Service Agreements continue in full force and effect.

          The parties have caused this Amendment to be executed by their duly authorized representatives.

          THE DOW CHEMICAL COMPANY      MERRELL DOW
                                        PHARMACEUTICALS INC.

          /s/ Enrique C. Falla          /s/ Charles D. Dalton
          Name:  Enrique C. Falla       Name:  Charles D. Dalton
          Title: Executive Vice         Title: Vice President


                 President and
                 Chief Financial
                 Officer
                                        MARION MERRELL DOW INC.

                                        /s/ Charles D. Dalton
                                        Name:  Charles D. Dalton
                                        Title: Vice President